Exhibit 99

FOR IMMEDIATE RELEASE	Contacts: Susan Kahn (investor)
(612) 761-6735

Cathy Wright (financial media)
(612) 761-6627 or (847) 615-1538

TARGET CORPORATION THIRD QUARTER

EARNINGS PER SHARE $0.59

MINNEAPOLIS, November 14, 2006 — Target Corporation (NYSE: TGT) today reported net earnings for the third quarter ended October 28, 2006 of $506 million, or 59 cents per share, compared with $435 million, or 49 cents per share in the third quarter ended October 29, 2005. All earnings per share figures refer to diluted earnings per share.

“We are pleased with our third quarter and year-to-date results,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “We continue to believe that our strategic discipline, consistent execution, and commitment to deliver the right combination of innovation, design and value will delight our guests and produce profitable market share growth in this year’s fourth quarter and well beyond.”

Total revenues in the third quarter increased 11.2 percent to $13.570 billion from $12.206 billion in 2005, driven by the contribution from new store expansion, a 4.6 percent increase in comparable store sales and the contribution from our credit card operations. (Total revenues include retail sales and net credit card revenues. Comparable-store sales are sales from stores open longer than one year.)

Earnings before interest expense and income taxes (EBIT) in the third quarter of 2006 increased 15.0 percent to $957 million, compared with $831 million in the third quarter a year ago. Both our core retail operations and our credit card operations contributed to this EBIT growth. Within our core retail operations, gross margin rate was slightly favorable to the prior year, while the company’s expense rate in the quarter was unfavorable to the prior year. (Gross margin rate represents sales less cost of sales expressed as a percentage of sales. Expense rate represents selling, general and administrative expenses expressed as a percentage of sales.)

Net interest expense for the quarter increased $31 million compared with third quarter 2005, primarily due to growth in the cost of funding our credit card operations.

Earnings before taxes (EBT) in the third quarter totaled $808 million, representing an increase of $95 million, or 13.2 percent, from the same period in 2005. The contribution from the company’s credit card operations to these results was $176 million, an increase of $68 million, or 62.9 percent, from a year ago.

—more —

Other Factors

The company’s effective income tax rate for the third quarter was 37.4 percent in 2006 compared with 39.0 percent in 2005. For the full year, the effective income tax rate is now expected to be between 37.9 and 38.4 percent.

The company repurchased $59 million of its common stock during the third quarter of 2006, acquiring 1.2 million shares at an average price of $48.86 per share, under a $5 billion program which began in 2004. Program to-date, the company has acquired 70.7 million shares of its common stock at an average price per share of $48.56, reflecting a total investment of approximately $3.43 billion. The company expects to continue to execute this program primarily in open market transactions, subject to market conditions, and expects to complete the total program by year-end 2008, or sooner.

Miscellaneous

Target Corporation will webcast its third quarter earnings conference call at 9:00am CST today. Investors and the media are invited to listen to the call through the company’s website at www.target.com/investors (click on “Events + Calendar”, then “webcasts”). A telephone replay of the call will be available beginning at approximately 11:00am CST today through the end of business on November 16, 2006. The replay number is (800) 642-1687 (passcode: 1291513).

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2005 Form 10-K.

Target Corporation’s operations include large, general merchandise discount stores and a fully integrated on-line business through which we offer a fun and convenient shopping experience with thousands of highly differentiated and affordably priced items. The company gives back more than $2 million each week to its local communities through grants and special programs. The company currently operates 1,494 Target stores in 47 states.

Target Corporation news releases are available at www.target.com.

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(Tables Follow)

2

CONSOLIDATED RESULTS OF OPERATIONS

	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
(Millions, except per share data)	Oct. 28,	Oct. 29,	%	Oct. 28,	Oct. 29,	%
(Unaudited)	2006	2005	Change	2006	2005	Change

Sales	$13,156	$11,863	10.9%	$38,609	$34,701	11.3%
Net credit card revenues	414	343	20.7	1,171	972	20.6

Total revenues	13,570	12,206	11.2	39,780	35,673	11.5

Cost of sales	8,891	8,034	10.7	26,050	23,418	11.2
Selling, general and administrative expenses	3,151	2,786	13.1	9,016	7,931	13.7
Credit card expenses	182	201	(9.4)	512	567	(9.7)
Depreciation and amortization	389	354	9.8	1,094	1,040	5.1

Earnings before interest expense and income taxes	957	831	15.0	3,108	2,717	14.4

Net interest expense	149	118	26.0	421	339	24.1

Earnings before income taxes	808	713	13.2	2,687	2,378	13.0

Provision for income taxes	302	278	8.6	1,019	909	12.2

Net earnings	$506	$435	16.2%	$1,668	$1,469	13.6%

Basic earnings per share:	$0.59	$0.49	19.3%	$1.93	$1.66	16.3%

Diluted earnings per share:	$0.59	$0.49	19.2%	$1.92	$1.65	16.3%

Weighted average common shares outstanding:
Basic	857.8	881.2		863.1	883.8
Diluted	864.4	887.0		869.7	890.6

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

SUBJECT TO RECLASSIFICATION

(Millions)	Oct. 28,	Oct. 29,
(Unaudited)	2006	2005

ASSETS
Cash and cash equivalents	$451	$503
Accounts receivable, net	5,634	5,127
Inventory	7,797	7,488
Other current assets	1,466	1,293
Total current assets	15,348	14,411

Property and equipment, net	20,926	18,573
Other non-current assets	1,593	1,514
Total assets	$37,867	$34,498

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$7,086	$6,966
Current portion of long-term debt and notes payable	2,253	752
Other current liabilities	2,582	1,923
Total current liabilities	11,921	9,641

Long-term debt	9,123	9,143
Deferred income taxes	714	973
Other non-current liabilities	1,309	1,185
Shareholders’ investment	14,800	13,556
Total liabilities and shareholders’ investment	$37,867	$34,498

Common shares outstanding	858.9	879.2

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUBJECT TO RECLASSIFICATION

	Thirty-Nine Weeks Ended
(Millions)	Oct. 28,	Oct. 29,
(Unaudited)	2006	2005

OPERATING ACTIVITIES
Net earnings	$1,668	$1,469

Reconciliation to cash flow:
Depreciation and amortization	1,094	1,040
Share-based compensation expense	64	68
Deferred income taxes	(167)	—
Bad debt provision	278	337
Loss on disposal of property and equipment, net	58	48
Other non-cash items affecting earnings	33	(18)
Changes in operating accounts providing/(requiring) cash:
Accounts receivable originated at Target	(44)	(26)
Inventory	(1,961)	(2,104)
Other current assets	(118)	(69)
Other non-current assets	4	(14)
Accounts payable	817	1,187
Accrued liabilities	271	185
Income taxes payable	(337)	(303)
Other non-current liabilities	44	2
Other	—	18
Cash flow provided by operations	1,704	1,820

INVESTING ACTIVITIES
Expenditures for property and equipment	(3,004)	(2,657)
Proceeds from disposal of property and equipment	20	22
Change in accounts receivable originated at third parties	(203)	(369)
Other investment	(111)	—
Cash flow required by investing activities	(3,298)	(3,004)

FINANCING ACTIVITIES
Increase in notes payable, net	955	924
Additions to long-term debt	1,250	13
Reductions of long-term debt	(752)	(527)
Dividends paid	(277)	(230)
Repurchase of stock	(901)	(898)
Stock option exercises and related tax benefit	126	161
Other	(4)	(1)
Cash flow provided by/(required for) financing activities	397	(558)

Net decrease in cash and cash equivalents	(1,197)	(1,742)

Cash and cash equivalents at beginning of period	1,648	2,245

Cash and cash equivalents at end of period	$451	$503

NUMBER OF STORES, RETAIL SQUARE FEET and COMPARABLE-STORE SALES

Retail square feet in thousands; reflects total square feet less office, distribution center and vacant space.

	Number of Stores		Retail Square Feet
	Oct. 28,	Oct. 29,	Oct. 28,	Oct. 29,
(Unaudited)	2006	2005	2006	2005	Change
Target General Merchandise Stores	1,318	1,243	161,152	150,879	6.8%
SuperTarget Stores	176	157	31,073	27,764	11.9%
Total	1,494	1,400	192,225	178,643	7.6%

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	Oct. 28,	Oct. 29,	Oct. 28,	Oct. 29,
(Unaudited)	2006	2005	2006	2005
Comparable-Store Sales	4.6%	5.9%	4.8%	6.3%

CREDIT CARD CONTRIBUTION TO EBT

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(Millions)	Oct. 28,	Oct. 29,	Oct. 28,	Oct. 29,
(Unaudited)	2006	2005	2006	2005
Revenues
Finance charges	$279	$232	$812	$656
Interest expense (a)	(72)	(50)	(202)	(133)
Net interest income	207	182	610	523

Late fees and other revenues	101	79	261	227
Merchant fees
Intracompany	16	16	50	48
Third-party	34	32	98	89
Non-interest income	151	127	409	364

Expenses
Bad debt	97	120	278	337
Operations and marketing	85	81	234	230
Total expenses	182	201	512	567

Credit card contribution to EBT	$176	$108	$507	$320

As a percent of average receivables (annualized)	11.5%	7.9%	11.2%	7.9%

Net interest margin (annualized) (b)	13.6%	13.3%	13.5%	12.9%

RECEIVABLES
Period-end receivables	$6,148	$5,544
Average receivables	$6,123	$5,499	$6,007	$5,392
Accounts with three or more payments past due as a percent of period-end receivables	3.9%	3.2%

ALLOWANCE FOR DOUBTFUL ACCOUNTS
Allowance at beginning of period	$501	$409	$451	$387
Bad debt provision	97	120	278	337
Net write-offs	(84)	(112)	(215)	(307)
Allowance at end of period	$514	$417	$514	$417

As a percent of period-end receivables	8.4%	7.5%	8.4%	7.5%

Net write-offs as a percent of average receivables (annualized)	5.5%	8.1%	4.8%	7.6%

(a)  Represents an allocation of consolidated interest expense based on estimated funding costs for average net accounts receivable and other financial services assets. Interest expense allocated to our credit card operations for the first, second, third, and fourth quarters 2005 totaled $40, $43, $50, and $59, respectively.

(b)  Net interest income divided by average accounts receivable.